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Northrop Grumman Elects Linda A. Mills President, Information Technology Sector; James R. O'Neill to Retire

LOS ANGELES - Jan. 25, 2008 - Northrop Grumman Corporation (NYSE: NOC) announced today that its board of directors has elected Linda A. Mills, 58, corporate vice president and president of its Information Technology (IT) sector effective Feb. 1, 2008. She succeeds James R. O'Neill, 54, who has announced his decision to retire from the company on May 1, 2008. Mills will report to Ronald D. Sugar, the company's chairman and chief executive officer. Following Feb. 1, O'Neill will continue to report to Sugar, serving as a strategic advisor and providing support to Mills as she takes on her new role.

A photo accompanying this news release is available at: http://media.primezone.com/noc/

"We are pleased to have Linda Mills lead our Information Technology sector," Sugar said. "She is an accomplished leader and is broadly experienced in information technology, program management, operational excellence and customer relationships. She has excelled in a wide variety of assignments in our Mission Systems and IT sectors."

As president of the IT sector, Mills will lead a premier provider of advanced information technology, engineering, and business solutions for domestic and international government clients, with sales of approximately $4 billion and approximately 18,500 people worldwide.

"We greatly appreciate the contributions made by Jim O'Neill to Northrop Grumman since he joined the company in 2002," Sugar said. "As president of Information Technology, Jim led Northrop Grumman's IT business to very strong competitive positions in both traditional and adjacent businesses. On behalf of the entire senior management team, we wish him well in his retirement."

Mills joined Northrop Grumman with the TRW acquisition in 2002 and is currently president of the Civilian Agencies business group of the IT sector. She previously served as the sector's vice president for Operations and Processes. Prior to joining the IT sector, she was vice president for Mission Assurance/Six Sigma at the

Northrop Grumman Elects Linda A. Mills President, Information Technology Sector; James R. O'Neill to Retire

company's Mission Systems sector where she served in a number of increasingly responsible leadership positions since joining the company in 1979.

Mills earned a bachelor's degree in mathematics from Santa Clara University and a master's degree in computer science from the University of Illinois. She was honored as one of Profiles in Diversity Journal's "Women Worth Watching in 2007" for her leadership achievements.

Northrop Grumman Corporation is a $32 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.